                      THE HARTMARX SAVINGS-INVESTMENT AND
                      -----------------------------------

                         EMPLOYEE STOCK OWNERSHIP PLAN
                         -----------------------------

                FINANCIAL STATEMENTS AND SUPPLEMENTARY SCHEDULE
                -----------------------------------------------

                          DECEMBER 31, 2000 and 1999
                          --------------------------

       THE HARTMARX SAVINGS-INVESTMENT AND EMPLOYEE STOCK OWNERSHIP PLAN
       -----------------------------------------------------------------

           INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTARY SCHEDULE
           --------------------------------------------------------


                                                         Page
                                                         ----

Report of Independent Accountants                          1

Financial Statements:

  Statement of Net Assets Available for Benefits
    at December 31, 2000 and 1999                          2

  Statement of Changes in Net Assets Available for
    Benefits for the Year Ended December 31, 2000          3

  Notes to Financial Statements                           4-14

Supplementary Schedule:

  Schedule of Assets Held for Investment Purposes
    at December 31, 2000                                 15-16






Supplementary schedules required by the Employee Retirement Income Security Act of 1974 ("ERISA") that have not been included herein are not applicable.

                       REPORT OF INDEPENDENT ACCOUNTANTS
                       ---------------------------------


To the Participants of the Hartmarx Savings-Investment and Employee Stock Ownership Plan and the Plan Administration Committee of Hartmarx Corporation

In our opinion, the accompanying statement of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Hartmarx Savings-Investment and Employee Stock Ownership Plan (the "Plan") at December 31, 2000 and 1999, and the changes in net assets available for benefits for the year ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary schedule included is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplementary schedule is the responsibility of the Plan's management. This supplementary schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



PricewaterhouseCoopers LLP

Chicago, Illinois
June 25, 2001

       THE HARTMARX SAVINGS-INVESTMENT AND EMPLOYEE STOCK OWNERSHIP PLAN
       -----------------------------------------------------------------

                STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
                ----------------------------------------------
                          DECEMBER 31, 2000 and 1999
                          --------------------------

                                                          2000        1999
                                                      -----------  -----------

ASSETS:
 Investments (Note 5):
  Vanguard mutual funds.............................  $51,907,778  $52,470,315
  Hartmarx Corporation common stock.................    5,825,731    6,099,247
  Vanguard Retirement Savings Trust.................    4,295,079    5,011,659
  Loans to participants.............................    1,530,604    1,549,761
                                                      -----------  -----------

    Total Investments...............................   63,559,192   65,130,982

 Due from Hartmarx Corporation:
  Participant contributions.........................      336,613      345,913
  Employer contributions............................      228,629         -
  Participant loan repayments.......................       51,709       54,570
 Accrued investment income..........................          529          162
                                                      -----------  -----------

    Total Assets....................................   64,176,672   65,531,627

LIABILITIES:
 Accrued administrative expenses....................         -          14,682
 Accrued interest payable...........................       41,090         -
 Note payable to Hartmarx Corporation
  (Notes 1 and 7)...................................    5,318,568         -
                                                      -----------  -----------

    Total Liabilities...............................    5,359,658       14,682
                                                      -----------  -----------

NET ASSETS AVAILABLE FOR BENEFITS...................  $58,817,014  $65,516,945
                                                      ===========  ===========



                See accompanying notes to financial statements.

       THE HARTMARX SAVINGS-INVESTMENT AND EMPLOYEE STOCK OWNERSHIP PLAN
       -----------------------------------------------------------------

           STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
           ---------------------------------------------------------
                     FOR THE YEAR ENDED DECEMBER 31, 2000
                     ------------------------------------

Income (loss) from:
  Mutual Funds-
    Net investment gain on mutual funds.................... $   484,514
                                                            -----------

  Hartmarx Corporation common stock-
    Net loss on distributions of stock
      to participants (Note 2).............................     (26,842)
    Net loss on sales of stock (Note 2)....................    (253,753)
    Unrealized depreciation................................  (2,262,941)
                                                            -----------
      Net decrease in fair value...........................  (2,543,536)
                                                            -----------

  Other investment income-
    Earnings from Vanguard Retirement Savings Trust........     273,702
    Interest income from participant loans.................     134,611
                                                            -----------
         Total other investment income.....................     408,313
                                                            -----------

Total investment loss......................................  (1,650,709)

Participants' contributions................................   4,297,269
Administrative expenses....................................     (16,825)
Distributions to participants..............................  (6,498,722)
                                                            -----------

Decrease in net assets prior to transfer in from
  Hartmarx Employee Stock Ownership Plan...................  (3,868,987)

Transfer in of assets and liabilities, participants'
  balances and unallocated ESOP Stock Fund from Hartmarx
  Employee Stock Ownership Plan (Notes 1 and 6)............  (2,830,944)
                                                            -----------

Net decrease in net assets available for benefits..........  (6,699,931)

Net assets available for benefits:
  Beginning of year........................................  65,516,945
                                                            -----------

  End of year.............................................. $58,817,014
                                                            ===========



                See accompanying notes to financial statements.

       THE HARTMARX SAVINGS-INVESTMENT AND EMPLOYEE STOCK OWNERSHIP PLAN
       -----------------------------------------------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------


NOTE 1 - Plan Description:
-------------------------

The Hartmarx Savings-Investment and Employee Stock Ownership Plan (the "Plan") is a defined contribution pension plan available to employees of Hartmarx Corporation ("Hartmarx") and certain subsidiary and affiliated companies (collectively with Hartmarx, the "Employers") meeting specified requirements as to length of service and age and who are not included in a collective bargaining unit having a labor agreement providing retirement benefits. Eligible employees electing to participate in the Plan automatically participate in the Hartmarx Retirement Income Plan, a noncontributory defined benefit pension plan.

Prior to December 31, 2000, the Plan was known as the Hartmarx Savings-Investment Plan ("SIP"). Effective December 31, 2000, the Plan was amended and restated to constitute the merger, consolidation and continuation of SIP and the Hartmarx Employee Stock Ownership Plan ("ESOP") with and into the Plan. The ESOP was a trusteed employee stock ownership plan resulting from the amendment and restatement of the Hartmarx Tax Credit Employee Stock Ownership Plan ("PAYSOP"), a noncontributory defined contribution stock bonus plan.

On December 1, 1988, the ESOP borrowed $15,000,000 from a bank on a note loan (the "Note") and purchased 620,155 shares of Hartmarx common stock from Hartmarx at the then market value of $24.19 per share. The loan is to be repaid from Employer contributions to the Plan. In 1992 and 1994, Hartmarx acquired all interests in the note from the bank.

Participant Contributions:
-------------------------

Participants may contribute from 1% to 16% (in whole percentages) of their annual earnings through regular payroll deductions. The first 6% of earnings contributed are considered "matched" contributions and determine the Employer contributions as described below. Contributions in excess of 6% of earnings are considered "voluntary" contributions and are not matched with Employer contributions. At the election of the participant, participant contributions in excess of 1% of earnings may be made on a pre-tax basis under Section 401(k) of the Internal Revenue Code ("Code") (to a statutory limit of $10,500 in 2000), or on an after-tax basis; the first 1% of participant earnings contributed are on an after-tax basis. Under certain circumstances provided for by Internal Revenue Service regulations, participant contributions on both pre-tax and after-tax bases may be further limited. Refunds of participant contributions determined to be in excess of these regulatory limits are included in distributions to participants in the accompanying financial statements. Participants may change or cease contributions without withdrawing from the Plan as participants.

Employer Contributions:
----------------------

Since 1989, and until December 31, 2000, Employer contributions required by the Plan were made to the ESOP in lieu of the Plan. Employer contributions required by the Plan are based on the amount required to repay principal and interest on the loan less any dividends on unallocated stock held in the suspense account plus an additional contribution based on a formula specified in the Plan, which includes any incremental Employer contributions required to match certain participant contributions to the Plan. Employer contributions to the ESOP, which may be in the form of cash or shares of Hartmarx common stock, were made in cash during the plan year ended December 31, 2000.

Effective July 1, 1999, Employer matching contributions were 25% of all matched participant contributions. Effective July 1, 2000, Employer matching contributions were increased to 30% of all matched participant contributions. Employer matching contributions in 2000 aggregated $752,138 and were made to the ESOP. Employer contributions are subject to maximum limits set by the Code and incorporated in the Plan and the ESOP. Employer payments to the ESOP in 2000 also include additional amounts required for interest and principal owed by the ESOP on the loan payable to Hartmarx. Employer payments to the ESOP for 2000 aggregated $2,695,424.

Suspense Account:
----------------

The Hartmarx common stock acquired with the loan proceeds is maintained in a suspense account in the Plan's trust (unallocated Hartmarx ESOP Stock Fund). As principal and interest payments on the loan are made from Employer contributions, a corresponding portion of the unallocated shares is released from the suspense account for allocation to the participants' accounts in the Hartmarx ESOP Stock Fund on the basis of Fund units. Shares released are based on the relative amount of loan payments (principal and interest) to all future loan payments.

Vesting:
-------

Participants are fully vested in their contributions to the Plan and related earnings at all times. Participants become 33-1/3% vested in Employer contributions and related earnings after three complete years of service, 66-2/3% vested after four complete years of service and 100% vested after five years of service. Active participants also become fully vested in Employer contributions and related earnings at the earlier of (1) death; (2) reaching age 65; or, (3) upon the occurrence of certain specified events deemed to be a change in control of Hartmarx.

For participants who terminate employment with an Employer, nonvested Employer contributions and related earnings are withheld and, if the participant incurs five consecutive one year breaks in service, forfeited. Forfeitures can be applied to reduce Employer contributions or they can be applied to pay administrative costs of the Plan.

At December 31, 2000, the Plan's financial statements include the balance of nonvested Employer contributions and related earnings of terminated participants who had not incurred five consecutive one year breaks in service aggregating the equivalent of 14,207 shares of Hartmarx common stock with a market value of $33,744 and 6,020 units of the VMMR Prime Portfolio with a market value of $6,020.

Participant Loans:
-----------------

Participants may borrow that portion of their account attributable to participant contributions and related earnings within percentage and dollar limits and at rates and terms permitted by the Code and specified in the Plan. Loans are repayable over periods of one to five years (usually through payroll deduction), with the exception that a loan to purchase a primary residence may be repaid over a term as long as 15 years. Interest is charged at a rate which exceeds the prime rate at the inception of the loan which, at December 31, 2000, is 1% over the prime rate. Interest and principal payments are credited directly to the borrowing participant's accounts according to the funds selected for current contributions.

A participant receiving a loan is charged a loan origination fee and an annual administration fee which is deducted from the participant's account in each year the loan is outstanding. Loan origination and annual administration fees were $40 and $20, respectively, in both 2000 and 1999.

Administrative Expenses:
-----------------------

Administrative expenses of the Plan are comprised of trustee, recordkeeping, auditing, legal and loan fees. Administrative expenses not paid by the Plan are payable by Hartmarx. Administrative fees for 2000 of $16,825 paid by the Plan include $7,980 charged to participant accounts (primarily for loan fees), and $8,845 for recordkeeping fees paid from forfeitures of nonvested Employer contributions and related earnings. For 2000, Hartmarx paid $82,655 of direct Plan administrative fees and an additional $23,837 of fees for the joint administration of the Plan and the ESOP.

Investment Options:
------------------

Participant contributions are invested at the participant's direction in the investment programs described in Note 3. Employer contributions for participants under age 55 are invested solely in the Hartmarx ESOP Stock Fund. ESOP participants age 55 and older are able to transfer all or part of their Hartmarx ESOP Stock Fund balance into Vanguard mutual funds and the Vanguard Retirement Savings Trust described further in Note 3.

Voting of Shares:
----------------

Hartmarx stock allocated to participants' accounts in Hartmarx Stock Funds is voted by the Trustee as directed by the participants. Shares not voted by participants and shares which have not yet been credited to participants' Hartmarx Stock Fund accounts are voted by the Trustee in the same proportion as allocated shares voted by participants.

Distributions and Withdrawals:
-----------------------------

Vested account balances are generally distributed upon the participant's retirement, termination of employment, disability or death. Participants may also receive vested account balances while remaining employed by an Employer upon withdrawal from the Plan, but withdrawals for participants under age 59-1/2 are generally limited to vested Employer contributions and after-tax participant contributions, except that pre-tax participant contributions may also be distributed in certain circumstances. Distributions and withdrawals are normally made in cash, except that a participant may elect to receive distributions and certain withdrawals from the Hartmarx Stock Funds in the form of full shares of Hartmarx common stock with cash in lieu of fractional shares.

Administrator and Fiduciaries:
-----------------------------

The Plan Administrator is the Plan Administration Committee of Hartmarx. BNY Midwest Trust Company (formerly CTC Illinois Trust Company), a subsidiary of The Bank of New York, is a Trustee of the Plan and the custodian of the unallocated Hartmarx ESOP Stock Fund. Vanguard Fiduciary Trust Company, a trust company and wholly owned subsidiary of The Vanguard Group, Inc., is the other Trustee of the Plan and the custodian of the allocated Hartmarx ESOP Stock Fund and all other Plan funds.

Plan Termination:
----------------

Hartmarx reserves the right to terminate the Plan on any date specified provided that 30 days' advance written notice of the termination is given to the Trustee and to the Employers. There are no priorities for distribution of assets upon termination of the Plan. If the Plan were terminated, participants would become fully vested in their account balances, including participant and Employer contributions and related earnings, and former participants who had not incurred five consecutive one year breaks in service would become fully vested in the balances of nonvested Employer contributions and related earnings. The assets of the ESOP suspense account shall be used to pay any expenses chargeable to the Trust and any loan balance outstanding; any remaining assets shall be allocated and paid to the participants in accordance with Section 403(d)(1) of ERISA. If the balance of the loan outstanding and accrued interest payable upon termination exceeds the current value of the Hartmarx common stock held in the suspense account, funds would then be due from Hartmarx to the extent necessary to repay the loan after applying proceeds from the suspense account.

NOTE 2 - Significant Accounting Policies:
----------------------------------------

The financial statements of the Plan are prepared in accordance with generally accepted accounting principles and necessarily include certain amounts based on the Plan Administrator's informed estimates and judgments, giving consideration to materiality. Actual results could differ from those estimates, but the Plan Administrator believes such differences would not materially affect the Plan's net assets available for benefits or change in net assets available for benefits.

Investments in publicly-traded securities and mutual funds are carried at published market values and net asset values, respectively. Investments in the Vanguard Retirement Savings Trust, a collective investment trust, are carried at fair value which approximates the contract values of the Trust's investment contracts. Loans to participants represent the unpaid principal balance.

Income from investments is recorded as earned. Investment gains (losses) and unrealized appreciation (depreciation) have been reported in the financial statements on a current value reporting basis. Accordingly, net gain (loss) on sales of investments represents the difference between (a) the proceeds realized from the sales of mutual funds and Hartmarx common stock and (b) the market value of those investments at the earlier of the beginning of the year or at the date of acquisition during the year. The net loss on distributions of Hartmarx common stock to participants represents the difference between the market value of the stock on the date of distribution and the market value at the beginning of the year. Unrealized appreciation (depreciation) represents the difference between (a) the year-end market value of mutual funds and common stock held and
(b) the cost of investments purchased during the year (including Hartmarx stock purchased with participant contributions to the Hartmarx Stock Fund at 90% of average trading prices) or the market value at the beginning of the year for investments held to year-end.

Distributions include unpaid loan balances of withdrawing participants, proceeds from the liquidation of participant investments and the market value of Hartmarx common stock distributed.

NOTE 3 - Investment Programs:
----------------------------

The following investment options are available:

 Vanguard mutual funds (registered investment companies):

   Fixed Income Securities Fund (VFISF) GNMA Portfolio, an income fund which invests in Government National Mortgage Association certificates.

   Money Market Reserves (VMMR) Prime Portfolio, a money market mutual fund investing in short-term, high-quality money market instruments issued by financial institutions, non-financial corporations, the U.S. government and federal agencies.

   Index Trust - 500 (Index 500) Portfolio, a growth and income fund which invests in all of the stocks included in the Standard & Poor's 500 index.

   STAR Fund - STAR Portfolio, a balanced fund which invests 60%-70% of its assets in six Vanguard equity funds, with the remaining assets invested in three Vanguard fixed-income portfolios.

   PRIMECAP Fund, a growth fund which invests primarily in common stocks with high growth potential.

   International Growth Portfolio, a growth fund which invests primarily in stocks of companies based outside of the United States.

   Small-Cap Index Fund, a growth and income fund which invests in a large sample of stocks in the Russell 2000 Index, an unmanaged index of smaller companies.

Vanguard Retirement Savings Trust, a collective investment trust invested primarily in investment contracts issued by insurance companies and commercial banks and similar types of fixed-principal investments.

Hartmarx Stock Funds, which invests primarily in Hartmarx common stock.
   Participant contributions and earnings thereon are credited to participant accounts based on shares of Hartmarx common stock at 90% of the average trading prices as reported in the New York Stock Exchange-Composite Transaction quotations on the date the shares are purchased or deemed to be purchased by the Plan; participant loan repayments and transfers to the Fund are credited to participant accounts at the closing market prices. Shares acquired with participant contributions are purchased from Hartmarx at 90% of the average trading prices credited to participant accounts for contributions. Shares acquired in 2000 with funds from loan repayments and transfers to the Hartmarx Stock Fund were purchased in the open market and from Hartmarx at market prices. Employer contributions to the Plan prior to 1989 are restricted to the Hartmarx Stock Fund.

The Vanguard mutual funds and Vanguard Retirement Savings Trust are managed by an affiliate of Vanguard Fiduciary Trust Company.

A participant may select more than one investment option. Participants may change investment options and transfer previously contributed balances as often as once a month. Participants are assigned units in each investment program fund.

Investment in each fund option is at the participants' direction, except that Employer contributions prior to 1989 and related earnings aggregating $178,048 and $322,487 at December 31, 2000 and 1999, respectively, are restricted to the Hartmarx SIP Stock Fund. Employer matching contributions required by the ESOP and related earnings for participants under age 55 are invested solely in the allocated Hartmarx ESOP Stock Fund and aggregated $1,261,584 and $1,423,542 at December 31, 2000 and 1999, respectively.

With the exception of the Vanguard Retirement Savings Trust and the Loan Fund, the market value of the investments of each Fund (Hartmarx stock or mutual funds) are published for each business day, and changes in the market value produce similar changes in the unit values of each Fund. A summary of units and unit values for the allocated Hartmarx Stock Funds and the Vanguard Retirement Savings Trust is as follows:

                                   December 31, 2000            December 31, 1999
                                ------------------------     ------------------------
                                  Units       Unit Value       Units       Unit Value
                                ---------     ----------     ---------     ----------
Hartmarx Stock Funds:
  SIP Fund                      1,208,913          $3.18     1,170,535          $5.42
  Allocated ESOP Fund             511,095          $3.33             -              -
Vanguard Retirement Savings
  Trust                         4,295,079          $1.00     5,011,659          $1.00

Unit values are based primarily on investment assets of each fund, net of liabilities, but do not include employee contributions and loan repayments receivable and expenses payable.

NOTE 4 - Taxes:
--------------

The Plan is intended to be a qualified employee benefit plan under Sections 401(a) and 4975(e)(7) of the Internal Revenue Code, exempt from federal income tax, with participants not being subject to tax on Employer contributions or earnings of the Trust prior to receiving benefits under the Plan. On April 5, 1996, the Internal Revenue Service issued a favorable determination letter with respect to the qualified status of the Hartmarx Savings-Investment Plan in connection with amendments which became effective January 1, 1989. On August 4, 1995, the Internal Revenue Service issued a favorable determination letter with respect to the qualified status of the Hartmarx Employee Stock Ownership Plan, as amended on December 30, 1994. The Plan has been amended since receiving the determination letters. The Plan Administrator believes that the Plan, as amended, is designed and is currently being operated in compliance with the applicable requirements of the Internal Revenue Code. Accordingly, the Plan Administrator believes a provision for federal income taxes in the accompanying financial statements is not required.

NOTE 5 - Investment Information:
-------------------------------

The following summarizes the Plan's investments at December 31, 2000 and 1999:

                                                              2000
                                                  --------------------------
                                                  Stock shares,
                                                    Fund and        Fair
                                                   Trust units      value
                                                  -------------  -----------
At quoted market value or net asset value:

Vanguard Mutual Funds:
  VFISF-GNMA Portfolio...........................     601,814    $ 6,162,572
  VMMR Prime Portfolio...........................   4,758,644      4,758,644
  Index 500 Portfolio............................     111,178     13,548,189
  STAR Fund Portfolio............................     431,829      7,690,867
  PRIMECAP Fund..................................     274,543     16,576,897
  International Growth Portfolio.................     115,150      2,172,889
  Small-Cap Index Fund...........................      51,323        997,720
                                                                 -----------
      Total Vanguard Mutual Funds................                 51,907,778
                                                                 -----------

Hartmarx Corporation Common Stock:
  SIP Fund.......................................   1,613,660      3,832,443
  Allocated ESOP Fund............................     712,158      1,691,376
  Unallocated ESOP Fund..........................     127,121        301,912
                                                    ---------    -----------
      Total Hartmarx Corporation Common Stock....   2,452,939      5,825,731
                                                    ---------    -----------
                                                                  57,733,509
                                                                 -----------

At estimated fair value:

Vanguard Retirement Savings Trust................   4,295,079      4,295,079
Loans to participants............................                  1,530,604
                                                                 -----------
                                                                   5,825,683
                                                                 -----------
      Total investments..........................                $63,559,192
                                                                 ===========

                                                              1999
                                                  --------------------------
                                                  Stock shares,
                                                    Fund and        Fair
                                                   Trust units      value
                                                  -------------  -----------

At quoted market value or net asset value:

Vanguard Mutual Funds:
  VFISF-GNMA Portfolio.........................        592,824   $ 5,845,248
  VMMR Prime Portfolio.........................      5,730,354     5,730,354
  Index 500 Portfolio..........................        123,318    16,688,631
  STAR Fund Portfolio..........................        420,601     7,659,151
  PRIMECAP Fund................................        226,940    14,086,196
  International Growth Portfolio...............         93,074     2,093,235
  Small-Cap Index Fund.........................         15,572       367,500
                                                                 -----------
      Total Vanguard Mutual Funds..............                   52,470,315


Hartmarx Corporation Common Stock (SIP Fund)..       1,501,353     6,099,247
                                                                 -----------
                                                                  58,569,562
                                                                 -----------

At estimated fair value:

Vanguard Retirement Savings Trust.............       5,011,659     5,011,659
Loans to participants.........................                     1,549,761
                                                                 -----------
                                                                   6,561,420
                                                                 -----------
      Total investments.......................                   $65,130,982
                                                                 ===========

The Vanguard Retirement Savings Trust's average yield during 2000 and 1999 was 6.19% and 5.93%, respectively, and the yield as of December 31, 2000 and 1999 was 6.24% and 5.87%, respectively. The yield of the Vanguard Retirement Savings Trust is subject to adjustment daily based on interest credited and earnings on the Trust's investment contracts.

Note 6 - Transfer In from Hartmarx Employee Stock Ownership Plan:
-----------------------------------------------------------------

Effective December 31, 2000, the Hartmarx Employee Stock Ownership Plan was merged, consolidated and continued with and into the Hartmarx-Savings Investment and Employee Stock Ownership Plan. Accordingly, the Plan's financial statements as of December 31, 2000 include all assets, liabilities, allocated participant balances and the unallocated ESOP Hartmarx Stock Fund from the ESOP.

Note 7 - Note Payable:
----------------------

The Note, originally issued in December 1988 to a bank, is guaranteed by Hartmarx and is to be repaid from Employer contributions to the Plan. In 1992 and 1994, Hartmarx acquired all interests in the note from the bank. The interest rate is 9.5% and the note is due November 30, 2003, with interest and principal payable monthly. Under certain conditions, the note may be prepaid by the Plan.

Note 8 - Risks and Uncertainties:
--------------------------------

The Plan provides for various investment options in shares of Hartmarx common stock and units of investment entities which invest in combinations of stocks, bonds, fixed income securities and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants' account balances and the amounts reported in the statements of net assets available for benefits and the statement of changes in net assets available for benefits.

NOTE 9 - NON-PARTICIPANT DIRECTED FUND INFORMATION
--------------------------------------------------

Non-participant Directed funds include the unallocated ESOP Hartmarx Stock Fund, the allocated ESOP Hartmarx Stock Fund balances of participants under age 55, forfeited balances and allocated Hartmarx SIP Stock Fund participant balances from Employer contributions before 1989. The financial position of the Non-participant Directed funds as of December 31, 2000 and 1999, is summarized as follows:

                                                                2000                                    1999
                                            -------------------------------------------------    -------------------
                                             Trust               Hartmarx Stock Funds            Trust     Hartmarx
                                              and      --------------------------------------     and        Stock
                                                                ESOP
                                             Mutual    -------------------------                 Mutual      Fund
                                             Funds      Allocated    Unallocated       SIP        Funds      (SIP)
                                            -------    ----------    -----------    ---------    ------    ---------
ASSETS:
  Investments:
    VMMR Prime Portfolio.................   $ 6,020    $    7,406    $         -    $       -    $4,871    $       -
    Hartmarx Corporation common stock....         -     1,188,256        301,912      178,048         -      322,487
                                            -------    ----------    -----------    ---------    ------    ---------
       Total Investments.................     6,020     1,195,662        301,912      178,048     4,871      322,487

  Contributions due from
    Hartmarx Corporation.................         -        65,922        162,707            -         -            -
                                            -------    ----------    -----------    ---------    ------    ---------
       Total Assets......................     6,020     1,261,584        464,619      178,048     4,871      322,487
                                            -------    ----------    -----------    ---------    ------    ---------

LIABILITIES:
  Accrued interest payable...............         -             -         41,090            -         -            -
  Note payable...........................         -             -      5,318,568            -         -            -
                                            -------    ----------    -----------    ---------    ------    ---------
       Total Liabilities.................         -             -      5,359,658            -         -            -
                                            -------    ----------    -----------    ---------    ------    ---------
NET ASSETS (ACCUMULATED DEFICIT).........   $ 6,020    $1,261,584    $(4,895,039)   $ 178,048    $4,871    $ 322,478
                                            =======    ==========    ===========    =========    ======    =========

The excess of the unallocated ESOP Hartmarx Stock Fund liabilities over assets are to be reduced in the future by the effect of Employer contributions required to pay principal and interest due on the note payable, as described in Notes 1 and 7.

Income (loss) and changes in the equity of the Non-participant Directed funds comprising the Plan for the year ended December 31, 2000, is summarized as follows:

                                                                                   Non-participant Directed
                                                                    ----------------------------------------------------
                                                                    Trust
                                                                     and              Hartmarx Stock Funds
                                                                              -------------------------------------------
                                                                    Mutual                  ESOP
                                                                              -------------------------------
                                                                     Funds      Allocated        Unallocated     SIP
                                                                    -------    ------------      -----------   ---------
INVESTMENT INCOME (LOSS):
  Earnings from money market mutual funds........................    $  467      $        -      $         -    $       -
  Net loss on distributions of stock to participants.............         -               -                -       (1,364)
  Net loss on sales of investments...............................         -               -                -      (12,891)
  Unrealized depreciation of investments.........................         -               -                -     (114,727)
                                                                     ------      ----------      -----------    ---------
   Total investment income (loss)................................       467               -                -     (128,982)

Administrative expenses..........................................         -               -                -       (1,088)
Distributions to participants....................................         -               -                -      (14,369)
                                                                     ------      ----------      -----------     --------
Increase (decrease) in fund equity prior to transfer
  in from Hartmarx Employee Stock Ownership Plan.................       467               -                -     (144,439)

Transfer in of assets and liabilities, participants'
  balances and unallocated ESOP Stock Fund from
  Hartmarx Employee Stock Ownership Plan.........................       682       1,261,584       (4,895,039)           -
                                                                     ------      ----------      -----------     --------
Net increase (decrease) in fund equity...........................     1,149       1,261,584       (4,895,039)    (144,439)

Fund equity (deficit):  Beginning of year........................     4,871               -                -      322,487
                                                                     ------      ----------      -----------    ---------

                        End of year..............................    $6,020      $1,261,584      $(4,895,039)   $ 178,048
                                                                     ======      ==========      ===========    =========

                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (No. 333-03169) of Hartmarx Corporation of our report dated June 25, 2001 relating to the financial statements of the Hartmarx Savings-Investment and Employee Stock Ownership Plan appearing on page 1 of
Exhibit 99 to the 2000 Annual Report on Form 10-K of Hartmarx Corporation, filed with this Form 10K-A.



PricewaterhouseCoopers LLP

Chicago, Illinois
June 28, 2001

       THE HARTMARX SAVINGS-INVESTMENT AND EMPLOYEE STOCK OWNERSHIP PLAN
       -----------------------------------------------------------------

     SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES AT DECEMBER 31, 2000
     --------------------------------------------------------------------

                             (Schedule H - Line 4i)

Identity of Party,
  Description of                 Maturity           Interest        Historical         Current
    Investment                     Date               Rate             Cost             Value
------------------               --------           --------           ----            -------
Line 1c(8)
----------

* Loans to Participants           Various           7%-11.5%       $     -0-         $ 1,530,604
                                                                   ===========       ===========

Line 1c(9)
----------

* Vanguard Retirement Savings
  Trust (4,295,079 units)                                          $ 4,295,079       $ 4,295,079
                                                                   ===========       ===========

Line 1c(13)
-----------

* VMMR - Prime Portfolio
  (4,758,644 shares)                                               $ 4,758,644       $ 4,758,644

* VFISF-GNMA Portfolio
  (601,814 shares)                                                   6,135,298         6,162,572

* Index 500 Portfolio
  (111,178 shares)                                                   9,602,130        13,548,189

* STAR Fund Portfolio
  (431,829 shares)                                                   7,208,519         7,690,867

* PRIMECAP Fund
  (274,543 shares)                                                  13,161,127        16,576,897

* International Growth
  Portfolio
  (115,150 shares)                                                   2,115,594         2,172,889

* Small-Cap Index Fund
  (51,323 shares)                                                    1,176,762           997,720
                                                                   -----------       -----------
                                                                   $44,158,074       $51,907,778
                                                                   ===========       ===========

* Party-in-interest to the Plan.

       THE HARTMARX SAVINGS-INVESTMENT AND EMPLOYEE STOCK OWNERSHIP PLAN
       -----------------------------------------------------------------

     SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES AT DECEMBER 31, 2000
     --------------------------------------------------------------------

                             (Schedule H - Line 4i)

Identity of Party,
 Description of         Maturity   Interest     Par     Historical     Current
   Investment             Date       Rate      Value       Cost         Value
------------------      --------   --------    -----       ----        -------
Line 1d(1)
----------

* Hartmarx Corporation
  Common Stock
  (2,452,939 shares)                           $ 2.50   $14,946,047  $5,825,731
                                                        ===========  ==========



* Party-in-interest to the Plan.